                                                                    EXHIBIT 12.1

MGC COMMUNICATIONS, INC
RATIO OF EARNINGS TO FIXED CHARGES
(AMOUNTS IN THOUSANDS)


                                                               Year ended December 31,
                                                               -----------------------
                                                                 1996          1997
                                                                 ----          ----
    Earnings:
   Add: Loss before income taxes                              $ (1,491)      $(10,836)
        Fixed Charges:
              Interest expensed and capitalized                     --          5,681
              Amortization of debt issue costs                      --            198
              Amortization of debt discount                         --            144
              Estimate of interest within rental expense             3             21
              Preferred stock dividends                             --             --
                                                                             --------
                  Total fixed charges                                3          6,044

   Less:  Interest capitalized                                      --           (188)
          Preferred stock dividends                                 --             --
                                                              --------       --------

          Total earnings                                      $ (1,488)      $ (4,980)
                                                              ========       ========

Fixed charges                                                 $      3       $  6,044
                                                              ========       ========

Ratio of earnings to fixed charges                            (450.82)          (0.82)
                                                              =======        ========

Insufficiency of earnings to cover fixed charges              $  1,491       $ 11,024
                                                              ========       ========

                                                                                               Three months ended
                                                                                                    March 31,
                                                                                                    ---------
                                                                 1998           1999          1999           2000
                                                                 ----           ----          ----           ----

   Add:   Loss before income taxes                            $(32,065)      $(69,769)       (14,212)       (25,344)
          Fixed Charges:
              Interest expensed and capitalized                 22,239         22,335          5,624          5,865
              Amortization of debt issue costs                     867            794            207            216
              Amortization of debt discount                        575            575            144            157
              Estimate of interest within rental expense            85            161             97             35
              Preferred stock dividends                            136          2,577             --          3,007
                                                              --------       --------       --------       --------
                  Total fixed charges                           23,902         26,442          6,072          9,280

   Less:  Interest capitalized                                  (3,175)        (4,057)        (1,000)          (900)
          Preferred stock dividends                               (136)        (2,577)            --         (3,007)
                                                              --------       --------       --------       --------

          Total earnings                                      $(11,474)      $(49,961)      $ (9,140)      $(19,971)
                                                              ========       ========       ========       ========

Fixed charges                                                 $ 23,902       $ 26,442       $  6,072       $  9,280
                                                              ========       ========       ========       ========

Ratio of earnings to fixed charges                               (0.48)         (1.89)         (1.51)         (2.15)
                                                              ========       ========       ========       ========

Insufficiency of earnings to cover fixed charges              $ 35,376       $ 76,403       $ 15,212       $ 29,251
                                                              ========       ========       ========       ========